Exhibit 99.1
COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES THIRD QUARTER 2009 CORPORATE UPDATE;
ZEVALIN® SALES UP 80% OVER THIRD QUARTER 2008
•	Approximately $7.1M Total Revenues in 3Q09 vs. No Revenue in 3Q08

•	ZEVALIN 3Q09 Revenues Approximately $4.7M; Up 80% vs. Approximately $2.6M Recorded by Former Partner in 3Q08

•	ZEVALIN Revenue Stabilization Achieved in 3Q09, Ahead of Year-End Goal

•	Approximately $143M in Cash and Equivalents as of September 30, 2009
IRVINE, California — November 12, 2009 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI), a commercial-stage biotechnology company with a primary focus in oncology, today reported financial results for the third quarter ended September 30, 2009.
“During the quarter, we made significant progress toward stabilizing, and ultimately growing, ZEVALIN® sales revenue, even before its September 3rd approval in the first-line setting,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “We believe the sales stabilization in the third quarter is a direct result of our concerted efforts to remove many of the barriers that have hindered ZEVALIN’s use in the hospital and community settings. We continue to remain optimistic about ZEVALIN’s growth prospects, as ZEVALIN has received a Category 1 recommendation from the National Comprehensive Cancer Network® Drugs and Biologic Compendium™, we have significantly expanded our sales force, ZEVALIN received a label expanding approval in September, and we have made great progress toward a streamlined reimbursement standard for this important therapeutic.”
Third Quarter Results1 Ended September 30, 2009
Consolidated revenue of $7.1 million was comprised of product sales of $5.0 million — $4.7 million from ZEVALIN and $0.3 million from FUSILEV® — and $2.1 million attributable to the amortization of the Allergan licensing fee. This compares to no similar revenue in the same period in 2008. The Company recorded a net loss of $8.4 million, or ($0.20) per share, compared to net loss of $8.8 million, or ($0.28) per share, in the third quarter of 2008. Total research and development expenses were $5.5 million, as compared to $6.0 million in the same period of 2008, a $0.5 million, or 8.3% decrease, mainly due to sharing by its partner, Allergan Inc., of apaziquone related development costs, and a reduction in costs related to other pipeline products. Selling, general and administrative expenses were $7.0 million, a $3.9 million increase, compared to the $3.1 million in the same period in 2008, attributable to the direct cost of commercialization activities of ZEVALIN and FUSILEV and related payroll costs.
Nine-Month Results1 Ended September 30, 2009
Consolidated revenue of $29.4 million was comprised of product sales of $23.0 million — $10.6 million from ZEVALIN and $12.4 million from FUSILEV — and $6.4 million attributable to the amortization of the Allergan licensing fee. This compares to $20.7 million of one-time, non-recurring revenue in the same period of 2008 from the sale of rights to certain non-core products. The Company recorded a net loss of $17.5 million, or ($0.48) per share, compared to a net loss of $6.8 million, or ($0.22) per share, in the same period of 2008. Research and development expenses were $17.5 million, as compared to $19.1 million in the same period of 2008, a $1.6 million, or 8.4% decrease, mainly due to sharing by its partner, Allergan Inc., of apaziquone related development costs, and a reduction in costs related to other pipeline products. Selling, general and administrative expenses were $22.5 million, a $13.6 million increase, compared to the $8.9 million in the same period in 2008, attributable to the commercialization of ZEVALIN and FUSILEV and related payroll costs.

[1]	All numbers are approximates
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

Net cash used in operations in the nine month period ended September 30, 2009 was $7.1 million. The operating cash outflows are primarily attributable to higher selling, general, and administrative expenses, substantially mitigated by revenues from ZEVALIN and FUSILEV and the participation by Allergan Inc. in apaziquone related development expenses.
During the third quarter ended September 30, 2009, the Company sold 6.6 million shares of common stock for $50 million in gross proceeds. As of September 30, 2009, the Company had cash and short term investments of $143 million, compared to $106 million as of June 30, 2009. As of September 30, 2009, the Company had 48.7 million shares issued and outstanding.
Company Achievements and Milestones
ZEVALIN®
•	Approved by FDA in 1st Line Setting on September 3, 2009;

•	Received Average Sales Price (ASP) methodology in the Hospital Outpatient Prospective Payment System (HOPPS), effective January 1, 2010;

•	Achieved Sales Stabilization in 3Q09;
Apaziquone
•	Signed a collaboration agreement with Nippon Kayaku for Asian territories
•	Total potential value of collaboration exceeds $151 million;

•	Spectrum to receive an upfront payment of $15 million, up to $136 million in milestones, and royalties;

•	Nippon Kayaku responsible for 100% of development and commercial expenses;

•	Spectrum retains commercial rights to South Korea.
•	Complete enrollment in ongoing phase 3 registrational trials by year end
•	Enrolled 1,500 patients to date.
FUSILEV®
•	Received a Complete Response letter on October 8, 2009;

•	Formal meeting with the FDA regarding Complete Response letter scheduled for January 2010.
Conference Call
Friday, November 13, 2009 @ 1:00p.m. Eastern/10:00a.m. Pacific

Domestic:	888-339-3507
International:	719-325-2342
Webcast and replays: www.sppirx.com
Audio replays will be available through November 23, 2009

Domestic:	888-203-1112, passcode 4574342
International:	719-457-0820, passcode 4574342
About ZEVALIN® and the ZEVALIN Therapeutic Regimen
ZEVALIN (ibritumomab tiuxetan) is indicated for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma (NHL), who achieve a partial or complete response to first-line chemotherapy. ZEVALIN is also indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma.
ZEVALIN is a CD20-directed radiotherapeutic antibody administered as part of the ZEVALIN therapeutic regimen. The ZEVALIN therapeutic regimen consists of three components: rituximab, Indium-111 (In-111) radiolabeled ZEVALIN for imaging, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. The ZEVALIN therapeutic regimen is a form of cancer therapy called radioimmunotherapy. Radioimmunotherapy (RIT) is an innovative form of cancer treatment with a mechanism of action that is different from traditional chemotherapy. RIT builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

Important ZEVALIN® Safety Information
Deaths have occurred within 24 hours of rituximab infusion, an essential component of the ZEVALIN therapeutic regimen. These fatalities were associated with hypoxia, pulmonary infiltrates, acute respiratory distress syndrome, myocardial infarction, ventricular fibrillation, or cardiogenic shock. Most (80%) fatalities occurred with the first rituximab infusion. ZEVALIN administration results in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions, some fatal, can occur with the ZEVALIN therapeutic regimen.
Please see full Prescribing Information, including Boxed WARNINGS, for ZEVALIN and rituximab.
About FUSILEV™ (levoleucovorin) for Injection
FUSILEV™, a novel folate analog, is available in 50-mg vials of freeze-dried powder. FUSILEV rescue is indicated after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV (levoleucovorin or (6S)-leucovorin) is the only commercially available formulation containing only the pharmacologically active isomer of leucovorin.
Full prescribing information can be found at www.FUSILEV.com.
About Spectrum Pharmaceuticals We are a commercial-stage biotechnology company with a focus in oncology. Our strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for our approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in our areas of focus; and, leveraging the expertise of partners around the world to assist us in the execution of our strategy. For more information, please visit our website at www.sppirx.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for our approved drugs, continuing to build our team, leveraging the expertise of partners around the world to assist us in the execution of our strategy, the safety and efficacy of FUSILEV and ZEVALIN, ZEVALIN’s growth prospects, that we will complete enrollment in the phase 3 trials for apaziquone by year end and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ™, TURNING INSIGHTS INTO HOPE™, FUSILEV™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc. ZEVALIN® is a registered trademark of RIT Oncology LLC, a subsidiary of Spectrum Pharmaceuticals, Inc.
© 2009 Spectrum Pharmaceuticals, Inc. All Rights Reserved.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)

Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues	$7,101	$—	$29,406	$20,676

Operating expenses:
Cost of product sold (excludes amortization of purchased intangibles shown below)	2,429	—	5,700	—
Amortization of purchased intangibles	950	—	2,850	—
Research and development	5,488	5,960	17,534	19,089
Selling, general and administrative	6,995	3,132	22,540	8,947

Total operating expenses	15,862	9,092	48,624	28,036

Loss from operations	(8,761)	(9,092)	(19,218)	(7,360)
Other income, net	372	276	601	556

Consolidated loss	(8,389)	(8,816)	(18,617)	(6,804)
Less: Net loss attributable to non-controlling interest	—	—	1,146	—

Net loss — attributable to Spectrum stockholders	$(8,389)	$(8,816)	$(17,471)	$(6,804)

Basic and diluted net loss per share	$(0.20)	$(0.28)	$(0.48)	$(0.22)

Basic and diluted weighted average common shares outstanding	42,762,048	31,538,023	36,632,549	31,424,358

Summary Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2009	2008

Cash, cash equivalents and marketable securities	$143,471	$78,086
Accounts receivable, net	4,441	5,002
Inventory	2,160	1,841
Other current assets	472	693

Total current assets	150,544	85,622
Intangible assets, net	35,941	37,042
Property and equipment, net and other assets	1,964	2,071

Total assets	$188,449	$124,735

Current liabilities	$36,215	$28,032
Deferred revenue and other credits	27,614	42,822
Stockholders’ equity	124,620	53,881

Total liabilities and stockholders’ equity	$188,449	$124,735

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI